EXHIBIT 99.1

December 5, 2007

To the Board of Directors:

Because I am spending more time out-of-state, and because I have enjoyed spending increased time with my family, I believe it is an appropriate time to regretfully tender my resignation from the Board of Directors of Southern Connecticut Bancorp, Inc. and SCB Capital, Inc., effective as of December 31, 2007.

/s/ Joseph V. Ciaburri
Joseph V. Ciaburri